Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Public Accounting Firm” in the Joint Prospectus and Statement of Additional Information for Guggenheim Enhanced Equity Strategy Fund, Guggenheim Equal Weight Enhanced Equity Income Fund and Guggenheim Enhanced Equity Income Fund included in this Registration Statement (Form N-14), and to the incorporation by reference in this Registration Statement of our reports dated December 22, 2015 on the financial statements and financial highlights of the Guggenheim Enhanced Equity Strategy Fund and February 26, 2016 on the financial statements and financial highlights of Guggenheim Equal Weight Enhanced Equity Income Fund and Guggenheim Enhanced Equity Income Fund included in the 2015 Annual Reports to Shareholders.

/s/ Ernst & Young LLP
McLean, Virginia
December 15, 2016